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                                                                     Westminster
Rodman                                                                Securities
& Renshaw                                                            Corporation
  Serving Emerging Growth Sectors For Over 50 Years

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Press Release
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                                                           FOR IMMEDIATE RELEASE


Astrata Group Incorporated Obtains Commitments in Excess of $3 Million Financing

LOS ANGELES (PR Newswire)--April 7, 2005--ASTRATA GROUP INCORPORATED (OTCBB:ATTG), a provider of location-based technologies and services, today announced that it has signed definitive agreements to raise in excess of $3 million gross proceeds from a private placement of its common stock and warrants to institutional and accredited investors. The Company intends to use the net proceeds for general corporate purposes, repayment of certain short-term debt, and working capital. Funding is expected to occur by the end of this week following the satisfaction of certain customary closing conditions. The private placement was made by the Company with Rodman & Renshaw, LLC and Westminster Securities Corporation acting as the co-placement agents.

Tony Harrison, Astrata's Chief Executive Officer, said that he was excited about the Company's prospects and that the proceeds of this financing would assist Astrata to execute on its current business plan. "This financing allows Astrata to focus on its advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personal or other assets."

In connection with the financing, Astrata will issue 866,985 new shares of its common stock and warrants to purchase 866,985 additional new shares of its common stock. Investors will receive a warrant to purchase one share of common stock for each share of common stock purchased. The purchase price in the private placement is $3.50 for each share of common stock. The warrants will have an exercise period of five years and an exercise price of $3.50 per share. The warrants will be exercisable in cash, representing a potential $3,034,447 in additional proceeds, which could bring the total gross proceeds of this offering to approximately $6,068,894, assuming the warrants are fully exercised in cash. The warrants provide for cashless exercise under certain circumstances.

Neither the shares of common stock, the warrants to be sold to the investors, nor the shares of common stock to be issued upon exercise of the warrants have been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Astrata has agreed to file a registration statement covering resale by the investors of these shares and shares of common stock to be issued upon exercise of the warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants, or common stock to be issued upon exercise of the warrants. Any opportunity to participate in the private placement was available to a very limited group of accredited investors. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.


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About Astrata Group Incorporated

Astrata Group Incorporated (OTCBB:ATTG) is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide.

Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 200 permanent employees and employs nearly 100 people in its R&D and manufacturing divisions. For further information about the company and its products, please send an email to info@astratagroup.com or visit the Web site at www.astratagroup.com.


Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe", "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

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Contact:
     Investor Relations Contact:
     Stanley Wunderlich
     Consulting For Strategic Growth 1, Ltd.
     Corporate Communications
     Tel: 800-625-2236
     Email: cfsg1@aol.com
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Source:  Astrata Group Incorporated


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